 EX‑35.4

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Primary Servicing Agreement dated as of October  1, 2013, by and among  Wells Fargo Bank, NA as Master Servicer, and Berkeley Point Capital LLC, as Primary Servicer, with respect to COMM 2014-CCRE20 Mortgage Trust Commercial  Mortgage Pass-Through Certificates (the "Agreement").  Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.01 of this Agreement, I, hereby certify that:

1.        A review of the activities and performance of the Primary Servicer under the Agreement  from October 1, 2014 to December 31, 2014 (the “Reporting Period”)  has been made under my supervision; and

2.        To the best of my knowledge, based upon such review, the Primary Servicer has fulfilled all of  its material obligations under the Agreement in all material respects throughout the Reporting Period

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 9th day of March 2015.

/s/ Ellen D. Miller

Ellen D. Miller

Managing Director

Head of Servicing

Berkeley Point Capital LLC